Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	May 5, 2011
	Unaudited First Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER

Indianapolis, Indiana, May 5, 2011—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced a net loss for the quarter of $15.2 million or $1.02 per share.  This compares to net income of $.04 per share for the prior year period.  An operating loss, defined as net loss before investment gains and losses, of $14.2 million, or $.96 per share, was sustained during the first quarter as the result of unprecedented catastrophe losses during the period, including the Japan and New Zealand earthquakes and extensive flooding in Australia.  This loss compares to an operating loss of $.10 per share for the first quarter of 2010, which included the largest first quarter catastrophe losses to that time.  Investment losses for the first quarter of 2011 were $1.0 million after tax, or $.06 per share, compared to net investments gains of $2.1 million, or $.14 per share, in the same quarter of 2010.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 10% when compared to the year earlier period.  Both of the Company’s segments experienced 10% growth with higher premium volume from fleet transportation products and casualty reinsurance.

Net premium earned increased 13%, to $57.6 million, for the first quarter of 2011.  The changes in net premium earned, compared to premium written, reflect both the time lag between premium written and earned as well as the utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 146.2%, reflecting net pre-tax catastrophe losses from first quarter major events totaling approximately $23.9 million which produced an overall underwriting loss of $26.6 million.  The remaining $2.7 million of loss resulted from higher than normal fleet transportation loss activity during the quarter.

Both pre-tax and after tax investment income decreased 12% from last year’s first quarter as average bond yields have declined by 18%, reflecting the continuing impact of historically low yields for bonds on the Company’s fixed maturity portfolio.  However, both pre-tax and after tax investment income increased 6% from the fourth quarter of 2010 indicating the bottoming out of investment income declines experienced over the past three years.

Shareholders’ equity decreased $14.4 million, including regular cash dividends paid of $3.7 million ($.25 per share) during the first quarter of 2011.  Book value per share decreased $1.00 after consideration of dividend distributions.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, May 5, 2011 at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2011.

To participate via teleconference, investors may dial 888-554-1430 (U.S./Canada) or 719-325-2112 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 12, 2011 by calling 877-870-5176 or 858-384-5517 and referencing passcode 3016163.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 4, 2012.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries

(in thousands, except per share data)
	Three Months Ended
	March 31
	2011	2010

Operating revenue	$61,861	$55,939
Net investment gains (losses)	(1,469)	3,189

Total revenue	$60,392	$59,128

Operating loss	$(14,243)	$(1,528)
Net investment gains (losses),
net of federal income taxes	(955)	2,073

Net income (loss)	$(15,198)	$545

Per share data - diluted:
Average number of shares	14,822	14,769

Operating loss	$(.96)	$(.10)
Net investment gains (losses)	(.06)	.14

Net income (loss)	$(1.02)	$.04

Dividends paid to shareholders	$.25	$.50

Annualized return on average
shareholders' equity:
Operating loss	-17.5%	-1.8%

Net income (loss)	-18.7%	0.6%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	146.2%	115.7%
Including fee income	144.2%	113.6%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.